November 12, 2008	TSX Venture Exchange Symbol: MDW
NYSE Alternext US Symbol: MDW

 Website: www.midwaygold.com

MIDWAY PRIVATE PLACEMENT

Midway Gold Corp. (the “Company”) has closed its non-brokered private placement announced on October 23, 2008 and has issued 12,500,000 units at a price of $0.22 per unit for proceeds of $2.75 million.  Each unit comprised one common share and one common share purchase warrant exercisable for one common share at a price of $0.28 for a term of six months.  The common shares and any common shares issued pursuant to the exercise of share purchase warrants are subject to a six-month hold period.

On July 17, 2008, Golden Predator Mines Inc. and Midway Gold Corp. announced that the two companies entered into a term sheet describing the principal terms of a proposed business combination.  On September 15, 2008 the term sheet expired and the business combination did not proceed.

Pursuant to the term sheet, Golden Predator agreed to provide a loan facility of $5 million to Midway that could be drawn in installments of $1 million.  On August 28, 2008 Golden Predator advanced $2 million of the facility to Midway.  In exchange for the advance Midway issued a promissory note that will mature with interest at prime plus 2% on July 16, 2009.

On November 12, 2008 the Company and Golden Predator mutually agreed to release each other from all matters related to the Term Sheet, remove all restrictions and reporting obligations for the use of proceeds of the promissory note and the Company agreed to early pay Golden Predator $1,000,000 of the promissory note together with interest accrued to that date.  Finally the Company agreed that 50% of the proceeds of any warrants exercised pursuant to the private placement closed on November 12, 2008 will be applied to the remaining $1,000,000 owed on the promissory note until it is paid.  Otherwise the promissory note will be paid when it matures.

The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Midway Gold Corp. is a precious metals exploration company, listed on the NYSE Alternext US and on the TSX Venture Exchange under the symbol “MDW.” Midway’s focus is creating value for shareholders through the discovery and development of quality new precious metal resources in politically stable mining areas. Midway have four advanced stage gold exploration projects and four early stage exploration projects that control over 60 square miles of mineral rights along three major gold trends in Nevada and the Republic district in Washington. Additional information on Midway Gold Corp. and these projects can be found at: www.midwaygold.com.

ON BEHALF OF THE BOARD

“Alan Branham”

______________________________

Alan Branham, President and CEO

For further information, please contact Alan Branham at Midway Gold Corp. at (877) 475-3642 (toll-free).

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This press release contains forward-looking statements about the Company and its business.  Forward looking statements are statements that are not historical facts and include resource estimates.  The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company’s actual results or achievements to differ materially from those expressed in or implied by forward looking statements.  These risks, uncertainties and other factors include, without limitation risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company’s properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labour disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company’s SEC filings and its filings with Canadian securities regulatory authorities.  Forward-looking statements are based on the beliefs, opinions and expectations of the Company’s management at the time they are made, and other than as required by applicable securities laws,  the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.